EXHIBIT 99.1

AmeriGas Appoints Ann P. Kelly Chief Financial Officer

UGI Appoints Laurie A. Bergman Vice President, Chief Accounting Officer and Corporate Controller

January 22, 2019

VALLEY FORGE, Pa., January 22 –AmeriGas Propane, Inc. (“AmeriGas” or the “General Partner”), the general partner of AmeriGas Partners, L.P. (NYSE: APU), has named Ann P. Kelly to the position of Vice President – Finance and Chief Financial Officer, effective February 11, 2019.  Ms. Kelly, age 48, will succeed Ted J. Jastrzebski, who, as previously announced, has been serving as the principal financial officer of AmeriGas on an interim basis following Hugh J. Gallagher’s appointment as President and Chief Executive Officer of AmeriGas in September 2018.  Mr. Jastrzebski will continue to serve as Chief Financial Officer of UGI Corporation (NYSE: UGI), the parent of the General Partner.

Since March 2018, Ms. Kelly has served as UGI Corporation’s Vice President, Chief Accounting Officer and Corporate Controller.  She also served as UGI Corporation’s Assistant Treasurer from 2016 to 2018.  Ms. Kelly joined UGI Utilities, Inc., a wholly-owned subsidiary of UGI Corporation, in 2014, where she served as its Controller and Principal Accounting Officer.

Prior to joining the organization, Ms. Kelly held the position of Chief Financial Officer of JGM, Inc., and served as Senior Vice President – Finance for Preferred Sands.   She also held roles of increasing responsibility in finance and accounting at Exelon Generation, PECO, Radnor Holdings, Price Waterhouse and Dean Witter.  Ms. Kelly holds a Bachelor of Arts in Accounting from Ohio Wesleyan University and a Master of Business Administration from Villanova University.  She is also a Certified Public Accountant.

Ms. Kelly will be succeeded by Laurie A. Bergman, who will serve as the Vice President, Chief Accounting Officer and Corporate Controller of UGI Corporation, effective February 11, 2019.  Ms. Bergman has served as the Chief Accounting Officer and Corporate Controller of AmeriGas since 2016.  Prior to that, she served as Group Director – Financial Planning and Analysis of AmeriGas from 2014 to 2016.  Ms. Bergman joined AmeriGas in 2006.  Previously, Ms. Bergman served as a Financial Analysis Specialist and a Disbursement Operations Manager at CIGNA Corporation, a leading employee benefits provider, positions in which she served from 2001 to 2005.  Ms. Bergman earned a Bachelor of Arts in Finance and a Master of Business Administration, with a concentration in Accounting, from Temple University.  She is a Certified Public Accountant and a Certified Management Accountant.

John L. Walsh, president and chief executive officer of UGI Corporation and Chairman of the General Partner commented, “Ann has demonstrated impressive industry and financial knowledge since joining the UGI family in 2014.  In her time with the organization, she has been an invaluable sponsor of key initiatives and we expect her to play a key role in our continued success as the CFO of AmeriGas.

“Laurie has been an important member of the AmeriGas team since 2006. In addition to her daily responsibilities, she has successfully led crucial corporate-wide projects.  She is a great fit for her new position, having served AmeriGas in a similar capacity, and we look forward to working with her as a member of the UGI Corporation leadership team. Both Ann and Laurie have displayed exceptional leadership throughout their careers and we are pleased to welcome them to their new roles.”

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in eleven eastern states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.  UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P., the nation's largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over 1.7 million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

INVESTOR RELATIONS

Brendan Heck, 610-337-1000 ext. 6608
Shelly Oates, 610-337-1000 ext. 3202